U. S. Securities and Exchange Commission
                          Washington, D. C.  20549

                                  FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE AT OF 1934

                            BIRCH FINANCIAL, INC.
                            ---------------------
         (Exact name of registrant as specified in its charter)

            NEVADA                                      91-2077659
            ------                                      ----------
(State or Other Jurisdiction of                 (I.R.S. Employer I.D. No.)
 incorporation or organization)


                             15722 Kadota Street
                           Sylmar, California 91342
                           ------------------------
                   (Address of Principal Executive Offices)

     Securities to be registered pursuant to Section 12(b) of the Act:

          None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates:

                                333-49736
                                ---------

     Securities to be registered pursuant to Section 12(g) of the Act:

                               Common stock
                               ------------
                             (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered.

Common Stock.
-------------

     Our authorized capital stock consists of 63,000,000 shares of common stock, $0.01 par value per share. On September 30, 2002, there were 32,116,548 outstanding shares of our common stock.

     Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and may not cumulate votes for the election of directors. Common stock holders have the right to receive dividends when, as, and if declared by the Board of Directors from funds legally available therefor. Upon liquidation, holders of common stock are entitled to share pro rata in any assets available for the distribution to shareholders after payment of all obligations. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

     Our Articles of Incorporation and Bylaws do not contain any provision that would delay, defer or prevent a change in the control of our company.

Item 2.   Exhibits.

     The following Reports and/or Registration Statements have been filed us with the Securities and Exchange Commission, and are incorporated herein by reference:

          Form Type                                         Filing Date
          ---------                                         -----------

          SB-2                                              11/13/00
               Exhibits:

               Articles of Incorporation

               Articles of Amendment changing the name of the Company to "Peak Performance Products,
               Inc.," changing the Company's
               capitalization to 40,000,000 shares at
               $0.001 per share and effecting a reverse split on the basis of five for one

               Articles of Amendment changing the name of the Company to "LumaLure Manufacturing,
               Inc.," changing the Company's
               capitalization to 40,000,000 shares at
               $0.01 per share and effecting a reverse
               split on the basis of ten for one

               Articles of Amendment changing the name of the Company to "Sairam Technologies, Ltd."
               and effecting a reverse split on the basis of seven for one

               Articles of Amendment changing the name of the Company to "Balanced Environmental
               Services Tech, Inc."

               Certificate of Amendment authorizing
               100,000,000 shares of preferred stock with a par value of $0.001

               Articles of Amendment changing the name of the Company to "United States Indemnity &
               Casualty, Inc.," changing the Company's
               capitalization to 50,000,000 shares at
               $0.01 per share

               Certificate of Amendment effecting a
               reverse split on the basis of 1,000 for
               one

               Certificate of Amendment effecting a
               forward split on the basis of 100 for one

               Certificate of Amendment changing the name of the Company to "Birch Financial, Inc."
               and changing the Company's capitalization to 63,000,000 shares at $0.01 per share

               Bylaws

          SB-2/A                                       02/27/01
          SB-2/A                                       03/26/01
          SB-2/A                                       04/12/01
          SB-2/A                                       04/19/01
          10-QSB   (03/30/01)                          05/17/01
          10-QSB   (06/30/01)                          08/13/01
          8-K      (10/16/01)                          10/22/01
          8-K/A    (10/16/01)                          10/23/01
          10-QSB   (09/30/01)                          11/20/01
          8-K/A    (10/16/01)                          12/17/01
          8-K      (01/18/02)                          01/23/02
          10-KSB   (12/31/01)                          03/15/02
          10-QSB   (03/31/02)                          05/09/02
          10-QSB   (06/30/02)                          08/09/02
          10-QSB   (09/30/02)                          11/13/02
          10-QSB/A (09/30/02)                          11/14/02


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         BIRCH FINANCIAL, INC.


Date: 01/07/03                           By /s/ Efraim Donitz
      --------                           ---------------------------
                                         Efraim Donitz, CEO, President,
                                         Treasurer and  Director



Date: 01/07/03                           By /s/ Nelson L. Colvin
      --------                           ---------------------------
                                         Nelson L. Colvin, Vice President,
                                         Secretary and Director



Date: 01/07/03                           By /s/ Barry L. Cohen
      --------                           ---------------------------
                                         Barry L. Cohen, Chairman of the Board
                                         of Directors



Date: 01/07/03                           By /s/ Keith L. Walton
      --------                           ---------------------------
                                         Keith L. Walton, vice President and
                                         Director



Date: 01/07/03                           By /s/ Ronald H. Dietz
      --------                           ---------------------------
                                         Ronald H. Dietz, Director



Date: 01/07/03                           By /s/ Lebo Newman
      --------                           ---------------------------
                                         Lebo Newman, Director